Exhibit 99.1

CESCA THERAPEUTICS ACQUIRES THE CELL PROCESSING SYSTEMS OF SYNGEN UNDER ASSET ACQUISITION AGREEMENT

Combined product portfolio strengthens Cesca’s position as a leading developer of systems for automated manufacturing of cell-based therapeutics in immuno-oncology and other indications

RANCHO CORDOVA, CA, July 10, 2017 – Cesca Therapeutics Inc. (NASDAQ: KOOL), a market leader in automated cell processing and point-of-care, autologous cell-based therapies, today announced that its wholly-owned subsidiary, ThermoGenesis Corp., has entered into an asset acquisition agreement (the “Agreement”) with SynGen Inc., a privately-held Sacramento, CA-based technology company active in the cellular processing field.

ThermoGenesis acquired substantially all of SynGen’s operating assets, including its proprietary cell processing platform technology. In exchange, ThermoGenesis granted SynGen 20% of its common stock and paid a one-time cash payment of $1 million. Philip H. Coelho, co-founder and chief technology officer of SynGen, has joined ThermoGenesis in the same chief technology officer role, effective immediately. The acquisition closed on July 7, 2017. Immediately prior to the acquisition, Cesca contributed the assets of its blood and bone-marrow processing device business to ThermoGenesis. Cesca will operate its device business (together with the acquired business) through its ThermoGenesis subsidiary. A representative of SynGen’s majority shareholder, Bay City Capital, has joined the Board of Directors of ThemoGenesis.

“The acquisition of SynGen’s portfolio of commercial products and intellectual property solidifies ThermoGenesis’ position as a leading developer of automated cellular processing systems,” said Dr. Chris Xu, chairman and interim chief executive officer of Cesca Therapeutics. “Significant medical advancements are being made with autologous cell-based therapies, particularly in the area of immuno-oncology applications. With the integrated product pipeline, ThermoGenesis can now offer a comprehensive suite of automated manufacturing solutions to CAR-T developers. We can also expand our ThermoGenesis portfolio of point-of-care and laboratory-based systems that have become essential tools in this rapidly-growing field of medicine.”

“The continued evolution of personalized medicine, especially promising new oncology treatments such as CAR-T therapies, demand that target cell populations be harvested with increasing speed, purity and efficiency,” said Mr. Coelho. “I am very pleased to join the ThermoGenesis team to further advance our combined portfolio of automated cell processing solutions that we believe will underpin many of medicine’s most significant future advancements.”

This press release is not intended to describe this transaction in its entirety. Please refer to the SEC form 8-K and related exhibits to be filed by Cesca for a complete description of this transaction.

About Cesca Therapeutics Inc.

Cesca is a leading regenerative medicine company that develops, commercializes and markets a range of automated technologies for cell-based therapeutics. Its device division, ThermoGenesis, provides a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology. Cesca is also leveraging its proprietary AutoXpress® technology platform to develop autologous stem cell-based therapies that address significant unmet needs in the vascular, cardiology and orthopedic markets.

Cesca is majority owned by an affiliate of the BoyaLife Group, a China-based industry research alliance encompassing top research institutions for stem cell and regenerative medicine.

Company Contact: Cesca Therapeutics Inc.

ir@cescatherapeutics.com

Investor Contact:

Rx Communications

Paula Schwartz

917-322-2216

pschwartz@rxir.com

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